Radio One Announces It Regained Compliance with NASDAQ Listing Rules

WASHINGTON, DC – Radio One, Inc. (NASDAQ: ROIA and ROIAK) reported today that the Company had received a letter from The NASDAQ Stock Market advising that the Company’s Class D shares, traded under the symbol ROIAK, had regained compliance with NASDAQ's minimum bid price listing requirements and were in good standing on The NASDAQ Global Market.

Previously, on October 20, 2008, Radio One had received a notice of deficiency with respect to the Class D shares from NASDAQ notifying the Company that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued listing, and that the Class D shares had 180 days to regain compliance by meeting or exceeding the minimum bid price for a period of at least 10 consecutive trading days.   Enforcement of the rules had been suspended by NASDAQ until August 3, 2009 due to the economic environment.

The letter received from NASDAQ on October 15, 2009 stated that because the Class D shares closed above the $1.00 minimum bid price for the 10 consecutive trading days ended October 14, 2009, the Company had regained compliance and the matter was now closed.  NASDAQ also confirmed that the Company’s Class A shares, traded under the symbol ROIA on The NASDAQ Capital Market, were in compliance with The NASDAQ Stock Market’s continued listing rules.  Shares of ROIA and ROIAK common stock closed on October 16, 2009 at $1.85 and $ 1.66 per share, respectively.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One currently owns 53 broadcast stations located in 16 urban markets in the United States. Additionally, Radio One owns Interactive One (www.interactiveone.com), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful, and Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, and Community Connect Inc. (www.communityconnect.com), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially are described in Radio One's reports on Form 10-K/A and other filings with the Securities and Exchange Commission. Radio One does not undertake any duty to update any forward-looking statements.